UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2010

AXIOLOGIX EDUCATION CORPORATION

(Exact name of registrant as specified in charter)

Nevada	333-161321	61-1585332
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Scarborough Dr., Suite 308E Egg Harbor Township, New Jersey	08234
(Address of principal executive offices)	(Zip Code)

(609) 646-2005

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02.

Unregistered Sales of Equity Securities.

Between March 25, 2010 and April 1, 2010 Axiologix Education Corporation (the “Registrant”) issued an aggregate of 2,660,000 common shares as compensation to its Directors and Officers.  In addition, the Registrant issued 150,000 common shares and 1,200,000 units to purchase common shares to various stockholders.  The units grant the purchaser one common share, plus one warrant, which grants the purchaser the right to purchase an additional common share at a price of $0.05 per share for a period of one year.

All of the above shares were issued pursuant to Section 4(2) of the Securities Act of 1933 as they were all issued in transactions not involving any public offering.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2010, the Registrant received a resignation notice from John P. Daglis as Secretary of the Registrant.  Mr. Daglis’ resignation was not due to any disagreement with the Registrant on any matter relating to its operations, policies or practices.

On March 29, 2010, the Registrant appointed Helen Vassallo as its new Secretary.  Since June 2009, Mrs. Vassallo has served as an executive assistant for the Registrant.  From September 2008 to June 2009, Mrs. Vassallo was a General Clerk at Manor Care Health Centre.  From 2002 to 2008 Mrs. Vassallo was a Special Event Coordinator for Vanguard LARP.  Ms. Vassallo has earned her Bachelor of Arts in English with an emphasis on Teaching from Rowan University.

Ms. Vassallo will serve as our Secretary until her duly elected successor is appointed or she resigns.  There are no arrangements or understandings between her and any other person pursuant to which she was selected as an officer.  There are no family relationship between Ms. Vassallo and any of our officers or directors.  Ms. Vassallo has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXIOLOGIX EDUCATION CORPORATION

Date: April 6, 2010	By: /s/ John P. Daglis
John P. Daglis, President